EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated May 21, 2008 in the Registration Statement (Form F-1) and related Prospectus of China Time Share Media Co. Ltd dated September 9, 2008.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China

September 9, 2008